Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Endeavour Energy UK Limited:

We have audited the accompanying consolidated balance sheets of Endeavour Energy UK Limited and subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Endeavour Energy UK Limited and subsidiary as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three- year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in note 2 to the consolidated financial statements, effective December 31, 2009, the Company has changed its reserves estimates and related disclosures as a result of adopting the new oil and gas reserve estimation and disclosure requirements.

/s/ KPMG LLP

Houston, Texas

January 24, 2013

Endeavour Energy UK Limited

Consolidated Balance Sheets

(Amounts in thousands)

	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$103,031	$98,516
Restricted cash	—	31,726
Accounts receivable	4,508	5,574
Prepaid expenses and other current assets	17,711	7,265

Total Current Assets	125,250	143,081
Property and Equipment, Net ($183,110 and $85,019 not subject to amortization at 2011 and 2010, respectively)	421,457	250,880
Goodwill	211,886	211,886
Long-term Receivables due from Affiliates	118,114	108,786
Other Assets	17,600	23,701

Total Assets	$894,307	$738,334

See accompanying notes to condensed consolidated financial statements.

Endeavour Energy UK Limited

Consolidated Balance Sheets

(Amounts in thousands)

	December 31,
	2011	2010
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$44,620	$22,473
Current maturities of debt	2,350	1,600
Accrued expenses and other	10,862	11,907

Total Current Liabilities	57,832	35,980
Long-Term Debt	237,999	159,771
Long-Term Liabilities due to Affiliates	105,920	60,297
Deferred Taxes	115,759	77,200
Other Liabilities	44,894	36,336

Total Liabilities	562,404	369,584
Commitments and Contingencies
Stockholders’ Equity:
Common stock; shares issued and outstanding - 1,300 and 1,300 shares at 2011 and 2010, respectively	—	—
Additional paid-in capital	342,846	342,846
Accumulated deficit	(10,943)	25,904

Total Stockholders’ Equity	331,903	368,750

Total Liabilities and Stockholders’ Equity	$894,307	$738,334

See accompanying notes to condensed consolidated financial statements.

Endeavour Energy UK Limited

Consolidated Statement of Operations

(Amounts in thousands, except per share data)

	Year Ended December 31,
	2011	2010	2009
Revenues	$41,754	$60,501	$60,665
Cost of Operations:
Operating expenses	8,622	11,086	16,911
Depreciation, depletion and amortization	14,988	22,692	32,372
Impairment of oil and gas properties	—	—	31,332
General and administrative	4,756	4,195	4,350

Total Expenses	28,366	37,973	84,965

Income (Loss) From Operations	13,388	22,528	(24,300)

Other Income (Expense):
Derivatives:
Realized gains (losses)	—	(11,753)	35,422
Unrealized gains (losses)	(3,050)	10,943	(43,791)
Interest expense	(30,990)	(22,676)	(14,178)
Gain on sale of reserves in place	—	87,171	—
Interest income and other	10,847	3,946	(5,194)

Total Other Income (Expense)	(23,193)	67,631	(27,741)

Income (Loss) Before Income Taxes	(9,805)	90,159	(52,041)
Income Tax Expense (Benefit)	27,042	345	(7,117)

Net Income (Loss)	$(36,847)	$89,814	$(44,924)

See accompanying notes to condensed consolidated financial statements.

Endeavour Energy UK Limited

Consolidated Statement of Cash Flows

(Amounts in thousands)

	Year Ended December 31,
	2011	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$(36,847)	$89,814	$(44,924)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	14,988	22,692	32,372
Impairment of oil and gas properties	—	—	31,332
Deferred tax expense (benefit)	21,116	(2,388)	(1,378)
Unrealized (gains) losses on derivatives	3,050	(10,943)	43,791
Gain on sales	—	(87,171)	(7)
Amortization of loan costs and discount	9,662	5,499	653
Non-cash interest expense	5,953	1,771	—
Other	1,494	(2,375)	2,875
Changes in operating assets and liabilities:
Change in receivables	1,066	7,561	3,100
Change in prepaids	(16,384)	(1,013)	2,459
Increase in liabilities	12,691	64,838	44,803

Net cash provided by (used in) operating activities	16,790	88,285	115,076
Cash Flows From Investing Activities:
Capital expenditures	(86,503)	(57,971)	(79,305)
Acquisitions	(25,048)	(1,184)	—
Issuance of note receivable to affiliates	—	(57,250)	—
Proceeds from sales, net of cash	—	108,316	4,691
Change in restricted cash	31,726	(31,347)	20,361

Net cash provided by (used in) investing activities	(79,825)	(39,437)	(54,254)
Cash Flows From Financing Activities:
Repayments of borrowings	(1,975)	(201,565)	(64,458)
Borrowings under debt agreements	75,000	185,000	1,400
Proceeds from issuance of common stock	—	65,996	—
Financing costs paid	(5,475)	(26,590)	—

Net cash provided by (used in) financing activities	67,550	22,841	(63,058)
Net increase (decrease) in cash	4,515	71,689	(2,236)
Cash and Cash Equivalents, Beginning of Period	98,516	26,827	29,063

Cash and Cash Equivalents, End of Period	$103,031	$98,516	$26,827

See accompanying notes to condensed consolidated financial statements.

Endeavour Energy UK Limited

Consolidated Statement of Stockholders’ Equity

(Amounts in thousands)

			Accumulated
		Additional	Other		Total	Total
	Common	Paid-In	Comprehensive	Accumulated	Stockholder’s	Comprehensive
	Stock	Capital	Loss	Deficit	Equity	Income (Loss)
Balance, January 1, 2009	$—	$110,824	$(1,194)	$(18,986)	$90,644
Comprehensive Loss
Common stock issuance	—	70,344	—	—	70,344
Net Loss	—	—	—	(44,924)	(44,924)	$(44,924)
Other comprehensive loss (net of tax):
Unrealized loss on derivative instruments	—	—	1,194	—	1,194	1,194

Balance, December 31, 2009	$—	$181,168	$—	$(63,910)	$117,258	$(43,730)

Common stock issuance	—	161,678	—	—	161,678
Comprehensive Loss:
Net Income	—	—	—	89,814	89,814	$89,814

Balance, December 31, 2010	$—	$342,846	$—	$25,904	$368,750	$89,814

Comprehensive Loss:
Net Loss	—	—	—	(36,847)	(36,847)	$(36,847)

Balance, December 31, 2011	$—	$342,846	$—	$(10,943)	$331,903	$(36,847)

See accompanying notes to condensed consolidated financial statements.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 1 – Description of Business

Endeavour Energy UK Limited is an independent oil and gas company engaged in the exploration, development, production and acquisition of energy reserves in the U.K. As used in these Notes to Consolidated Financial Statements, the terms “EEUK”, “we”, “us”, “our” and similar terms refer to Endeavour Energy UK Limited and, unless the context indicates otherwise, its consolidated subsidiaries. EEUK was incorporated in England and Wales and is a wholly-owned subsidiary of Endeavour International Corporation (“EIC”).

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included in these financial statements. Certain amounts for prior periods have been reclassified to conform to the current presentation.

These accounting principles require management to use estimates, judgments and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported herein. While management reviews its estimates, actual results could differ from those estimates.

Management believes it is reasonably possible that the following material estimates affecting the financial statements could change in the coming year:

•	estimates of proved oil and gas reserves,

•	estimates as to the expected future cash flow from proved oil and gas properties,

•	estimates of future dismantlement and restoration costs,

•	estimates of fair values used in purchase accounting and

•	estimates of the fair value of derivative instruments.

Principles of Consolidation

The accompanying consolidated financial statements include all of the accounts of EEUK and our consolidated subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in entities over which we have significant influence, but not control, are carried at cost adjusted for equity in earnings or (losses) and distributions received.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Reportable Segment

We have determined we have one reportable operating segment being the acquisition, exploration and development of oil and gas properties.

Cash and Cash Equivalents

We consider all highly liquid instruments with an original maturity of 90 days or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash has included amounts held in escrow for drilling rig commitments, as collateral for lines of credit, and for acquisitions. At December 31, 2010, restricted cash represented amounts held in escrow as collateral for lines of credit associated abandonment liabilities related to our U.K. properties.

Inventories

Materials and supplies and oil inventories are valued at the lower of cost or market value (net realizable value).

Full Cost Accounting for Oil and Gas Operations

Under the full cost method, all acquisition, exploration and development costs incurred for the purpose of finding oil and gas, are capitalized and accumulated in pools on a country-by-country basis. Capitalized costs include the cost of drilling and equipping productive wells; such as the estimated costs of dismantling and abandoning these assets, dry hole costs, lease acquisition costs, seismic and other geological and geophysical costs, delay rentals, costs related to such activities, certain directly-related employee costs and a portion of interest expense. Employee costs associated with production and other operating activities and general corporate activities are expensed in the period incurred.

Capitalized costs are limited on a country-by-country basis (the ceiling test). Under the ceiling test, if the capitalized cost of the full cost pool, net of deferred taxes, exceeds the ceiling limitation, the excess is charged as an impairment expense. The ceiling test limitation is calculated as the present value, discounted 10%, of:

•	the future net cash flows related to estimated production of proved reserves;

•	the effect of derivative instruments that qualify as cash flow hedges;

•	the lower of cost or estimated fair value of unproved properties; and

•	the expected income tax effects of the above items.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Future net cash flows use the average, first-day-of-the-month price for commodities during 2011 and 2010 and the year-end price for 2009.

We utilize a single cost center for each country where we have operations for amortization purposes. Any sales or other conveyances of properties are treated as adjustments to the cost of oil and gas properties with no gain or loss recognized unless the operations are suspended in the entire cost center or the conveyance is significant in nature.

Unproved property costs include the costs associated with unevaluated properties and properties under development and are not initially included in the full cost amortization base (where proved reserves exist) until the project is evaluated. These costs include unproved leasehold acreage, seismic data, wells and production facilities in progress and wells pending determination, together with interest costs capitalized for these projects. Seismic data costs are associated with specific unevaluated properties where the seismic data is acquired for the purpose of evaluating acreage or trends covered by a leasehold interest owned by us.

Significant unproved properties are assessed periodically for possible impairment or reduction in value. If a reduction in value has occurred, these property costs are considered impaired and are transferred to the related full cost pool. Geological and geophysical costs included in unproved properties are transferred to the full cost amortization base along with the associated leasehold costs on a specific project basis. Costs associated with wells in progress and wells pending determination are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property. Costs of dry holes are transferred to the amortization base immediately upon determination that the well is unsuccessful. Unproved properties whose acquisition costs are not individually significant are aggregated and the portion of such costs estimated to be ultimately nonproductive, based on experience, are amortized to the full cost pool over an average holding period.

In countries where the existence of proved reserves has not yet been determined, unevaluated property costs remain capitalized in unproved property cost centers until proved reserves have been established, exploration activities cease or impairment and reduction in value occurs. If exploration activities result in the establishment of a proved reserve base, amounts in the unproved property cost center are reclassified as proved properties and become subject to amortization and the application of the ceiling test. When it is determined that the value of unproved property costs have been permanently diminished (in part or in whole) based on the impairment evaluation and future exploration plans, the unproved property cost centers related to the area of interest are impaired, and accumulated costs charged against earnings.

Other Property and Equipment

Other oil and gas assets, computer equipment and furniture and fixtures are recorded at cost, less accumulated depreciation. The assets are depreciated using the straight-line method over their estimated useful lives of two to five years.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Capitalized Interest

We capitalize interest on expenditures for significant exploration and development projects while activities are in progress to bring the assets to their intended use. Capitalized interest is calculated by multiplying our weighted-average interest rate on debt by the amount of qualifying costs and is limited to gross interest expense.

Business Combinations

Assets and liabilities acquired through a business combination are recorded at estimated fair value. We use all available information to make these fair value determinations, including information commonly considered by our engineers in valuing individual oil and gas properties and sales prices for similar assets. Estimated deferred taxes are based on available information concerning the tax basis of the acquired company’s assets and liabilities and carryforwards at the merger date.

Any excess of the acquisition cost of the acquired business over the fair value amounts assigned to assets and liabilities is recorded as goodwill. Any excess of the amounts assigned to assets and liabilities over the acquisition of the acquired business is recorded as a gain on acquisition on the income statement. The amount of goodwill recorded in any particular business combination can vary significantly depending upon the fair values attributed to assets acquired and liabilities assumed relative to the total acquisition cost.

Goodwill and Intangible Assets

We assess the carrying amount of goodwill and other indefinite-lived intangible assets by testing the asset for impairment annually at year-end, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test requires allocating goodwill and all other assets and liabilities to reporting units. The fair value of each reporting unit is determined and compared to the book value of the reporting unit. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

Dismantlement, Restoration and Environmental Costs

We recognize liabilities for asset retirement obligations associated with tangible long-lived assets, such as producing well sites, offshore production platforms, and natural gas processing plants, with a corresponding increase in the related long-lived asset. The asset retirement cost is depreciated along with the property and equipment in the full cost pool. The asset retirement obligation is recorded at fair value and accretion expense, recognized over the life of the property, increases the liability to its expected settlement value. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the asset retirement cost.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Revenue Recognition

We use the entitlements method to account for sales of gas production. We may receive more or less than our entitled share of production. Under the entitlements method, if we receive more than our entitled share of production, the imbalance is treated as a liability at the market price at the time the imbalance occurred. If we receive less than our entitled share, the imbalance is recorded as an asset at the lower of the current market price or the market price at the time the imbalance occurred. Oil revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred, title has transferred and collectability of the revenue is probable.

Significant Customers

Our sales are to a limited number of customers, each of which accounted for more than 10% of revenue for the year ended December 31, 2011: Chevron North Sea Ltd, Shell U.K. Limited, and Hess Limited.

Derivative Instruments and Hedging Activities

From time to time, we may utilize derivative financial instruments to hedge cash flows from operations or to hedge the fair value of financial instruments.

We may use derivative financial instruments with respect to a portion of our oil and gas production or a portion of our variable rate debt to achieve a more predictable cash flow by reducing our exposure to price fluctuations. These transactions are likely to be swaps, collars or options and to be entered into with major financial institutions or commodities trading institutions. Derivative financial instruments are intended to

•	reduce our exposure to declines in the market prices of crude oil and natural gas that we produce and sell,

•	reduce our exposure to increases in interest rates, and

•	manage cash flows in support of our annual capital expenditure budget.

We record all derivatives at fair market value in our Consolidated Balance Sheets at the end of each period. The accounting for the fair market value, and the changes from period to period, depends on the intended use of the derivative and the resulting designation. This evaluation is determined at each derivative’s inception and begins with the decision to account for the derivative as a hedge, if applicable. The accounting for changes in the fair value of a derivative instrument that is not accounted for as a hedge is included in other (income) expense as an unrealized gain or loss. At December 31, 2011 and 2010, we have no outstanding derivatives that are accounted for as a hedge.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Where we intend to account for a derivative as a hedge, we document, at its inception, the hedging relationship, the risk management objective and the strategy for undertaking the hedge. The documentation includes the identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged, and the method that will be used to assess effectiveness of derivative instruments that receive hedge accounting treatment.

Changes in fair value to hedge instruments, to the extent the hedge is effective, are recognized in other comprehensive income until the forecasted transaction occurs. Hedge effectiveness is assessed at least quarterly based on total changes in the derivative’s fair value. Any ineffective portion of the derivative instrument’s change in fair value is recognized immediately in other (income) expense.

We discontinue hedge accounting prospectively when (1) we determine that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including hedged items such as firm commitments or forecasted transactions); (2) the derivative expires; (3) it is no longer probable that the forecasted transaction will occur; (4) a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designating the derivative as a hedging instrument is no longer appropriate.

Concentrations of Credit and Market Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash deposits at financial institutions. At various times during the year, we may exceed the federally insured limits. To mitigate this risk, we place our cash deposits only with high credit quality institutions. Management believes the risk of loss is minimal.

Derivative financial instruments that hedge the price of oil and gas, interest rates or currency exposure will be generally executed with major financial or commodities trading institutions which expose us to market and credit risks, and may at times be concentrated with certain counterparties or groups of counterparties. Although notional amounts are used to express the volume of these contracts, the amounts potentially subject to credit risk, in the event of non-performance by the counterparties, are substantially smaller. We review the credit ratings of our counterparties to derivative contracts on a regular basis and to date we have not experienced any non-performance by any of our various counterparties, currently BNP Paribas S.A., Bank of America Merrill Lynch and Commonwealth Bank of Australia. At December 31, 2011, our derivative instruments do not require either side to maintain collateral or margin accounts.

As an independent oil and gas producer, our revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and gas, which are dependent upon numerous factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. The energy markets have historically been very volatile, and there can be no assurance that oil and gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and gas prices could have a material adverse effect on our financial position, results of operations, cash flows and our access to capital and on the quantities of oil and gas reserves that may be economically produced.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Foreign Currency Translation

The U.S. dollar is the functional currency for all of our existing operations, as a majority of all revenue and financing transactions in these operations are denominated in U.S. dollars. For operations with the U.S. dollar as the functional currency, monetary assets and liabilities are remeasured into U.S. dollars at the exchange rate on the balance sheet date. Nonmonetary assets and liabilities are translated into U.S. dollars at historical exchange rates. Income and expense items are translated at exchange rates prevailing during each period. Adjustments are recognized currently as a component of foreign currency gain or loss and deferred income taxes. To the extent that business transactions are not denominated in U.S. dollars, we are exposed to foreign currency exchange rate risk.

Income Taxes

We use the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as part of the provision for income taxes in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

Share-Based Payments

EIC grants restricted stock and stock options of its stock to our employees and directors as incentive compensation. We recognize all share-based payments to employees, including grants of employee stock options, based on their fair values. The share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as general and administrative expense over the employee’s requisite service period (generally the vesting period of the equity award). We apply the fair value method in accounting for stock option grants using the Black-Scholes Method.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Adoption of New Accounting Standards

On June 30, 2009, we adopted the following new standard that did not have a material effect on our results of operations or financial position:

•	Subsequent events – Standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued.

On December 31, 2009, we adopted the following new standard that did not have a material effect on our results of operations or financial position:

•

Oil and gas modernization – Revised oil and gas reserve estimation and disclosure requirements. The accounting standards update revised the definition of proved oil and gas reserves to require that the average, first-day-of-the-month price during the 12-month period before the end of the year rather than the year-end price, must be used when estimating whether reserve quantities are economical to produce and when calculating the aggregate amount of (and changes in) future cash inflows related to the standardized measure of discounted future net cash flows.

On January 1, 2010, we adopted the following new standards without material effects on our results of operations or financial position:

•	Subsequent events – Amended standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued.

•	Fair value – New, expanded disclosures are required for recurring or nonrecurring fair-value measurements and the reconciliation of specific fair value measurements.

We are currently reviewing the following new 2011 standards to determine their effects on our results of operations or financial position:

•

Fair Value - In May 2011, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. The standard is effective for interim and annual periods beginning after December 15, 2011. Early adoption is not permitted. We do not expect the adoption of this accounting guidance to have a material impact on our consolidated financial statements and related disclosures.

•

Comprehensive Income - In June 2011, the FASB issued guidance impacting the presentation of comprehensive income. The guidance eliminates the current option to report components of other comprehensive income in the statement of changes in equity or in a footnote to the financial statements. The guidance is intended to provide a more

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

consistent method of presenting non-owner transactions that affect an entity’s equity. The guidance is effective for interim and annual periods beginning on or after December 15, 2011. We do not expect adoption of the comprehensive income presentation to have an impact on our financial position or results of operations.

•

Goodwill - In September 2011, the FASB amended the previously issued guidance on testing goodwill for impairment. The revised guidance provides entities with an option of performing a qualitative assessment prior to calculating the fair value of the reporting unit. The amended guidance is effective for annual and interim goodwill impairment tests that will be performed for fiscal years beginning after December 15, 2011. We do not expect the adoption of this amended guidance for goodwill impairment testing to have an impact on our financial position or on our consolidated financial statements and related disclosures.

Note 3 – Comprehensive Income (Loss)

The following summarizes the components of comprehensive loss:

	Year Ended December 31,
	2011	2010	2009
Net income (loss)	$(36,847)	$89,814	$(44,924)
Related to derivative instruments, net of tax:
Reclassification adjustment for loss realized in net income (loss) above	—	—	1,194

Net impact on comprehensive income (loss)	—	—	1,194

Comprehensive income (loss)	$(36,847)	$89,814	$(43,730)

The components of accumulated other comprehensive income (loss) are:

	Year Ended December 31,
	2011	2010	2009
Related to derivative instruments:
Balance at beginning of year	$—	$—	$(1,194)
Change during the year	—	—	1,194

Accumulated other comprehensive income	$—	$—	$—

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 4 – Stock-Based Compensation Arrangements

EIC grants restricted stock, stock options and performance-based share awards to our employees and directors as incentive compensation. This stock-based compensation generally vests over three years and EIC bills us for its cost of the awards over the vesting schedule. The vesting of these shares and options is dependent upon the continued service of the grantees with Endeavour. Upon the occurrence of a change in control, each outstanding share of restricted stock and stock option will immediately vest.

At December 31, 2011, total compensation cost related to nonvested awards not yet recognized was approximately $ 0.4 million and is expected to be recognized over a weighted average period of less than two years. For the year ended December 31, 2011, we included approximately $0.2 million of stock-based compensation in capitalized G&A in property and equipment.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. We did not grant any options during 2011 and 2010. The weighted average grant-date fair value of options granted during 2009 was $0.54. The following summarizes the weighted average of the assumptions used in the option-pricing model and the method for determining the assumptions:

For the Year Ended December 31,
	2011	2010	2009	Method of Determining Assumptions
Risk-free rate	—	—	1.5%	U.S. treasury yield curve in effect at the time of grant for the duration of estimated term
Expected years until exercise	—	—	4.25	Historical data regarding option exercises and employee terminations
Expected stock volatility	—	—	56%	Historical Endeavour volatility for the length of the expected term
Dividend yield	—	—	—	Historical

Stock Options

Information relating to stock options, including notional stock options, is summarized as follows:

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

		Weighted	Weighted
	Number of	Average	Average
	Shares	Exercise	Contractual	Aggregate
	Underlying	Price per	Life in	Intrinsic
	Options	Share	Years	Value
Balance outstanding January 1, 2011	41	$13.59
Exercised	(2)	5.76
Forfeited	(13)	19.51
Expired	(10)	21.64

Balance outstanding - December 31, 2011	16	$5.41	6.1	$56

Currently exercisable - December 31, 2011	13	$5.81	6.1	$40

All options were granted pursuant to incentive plans which have been approved by EIC’s stockholders.

Information relating to stock options outstanding at December 31, 2011 is summarized as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Number Exercisable	Weighted Average Exercise Price Per Share
Less than $4.00	11	6.1	3.78	8	3.78
Greater than $7.00	5	6.2	9.14	5	9.14

Total	16	6.1	5.41	13	5.81

Restricted Stock

At December 31, 2011, our employees and directors held 0.1 million restricted shares of our common stock that vest over the service period of up to three years. The restricted stock awards were valued based on the closing price of our common stock on the measurement date, typically the date of grant, and compensation expense is recorded on a straight-line basis over the restricted share vesting period.

Status of the restricted shares as of December 31, 2011 and the changes during the year ended December 31, 2011 are presented below:

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

	Number of Shares	Weighted Average Grant Date Fair Value per Share
Balance outstanding - January 1, 2011	67	$7.29
Granted	63	13.16
Vested	(31)	7.41
Forfeited	(9)	9.99

Balance outstanding - December 31, 2011	90	$11.11

Total grant date fair value of shares vesting during the period	$384

Stock-based compensation is recorded in G&A expenses or capitalized G&A as follows:

	Year Ended December 31,
	2011	2010	2009
G&A Expenses	$215	116	60
Capitalized G&A	192	149	268

Total stock-based compensation	$407	$265	$328

Note 5 – Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31,
	2011	2010
Fair market value of commodity derivatives – current	$1,247	$709
Prepaid well and drilling costs	2,240	88
Prepaid insurance	1,303	752
Inventory	707	4,610
Deposits and other costs related to the COP Acquisition	9,064	—
Other	3,150	1,106

	$17,711	$7,265

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 6 – Property and Equipment

Property and equipment included the following:

	December 31,
	2011	2010
Oil and gas properties under the full cost method:
Subject to amortization	$429,246	$346,915
Not subject to amortization:
Acquired in 2011	99,794	—
Acquired in 2010	14,101	15,023
Acquired in 2009	19,565	13,122
Acquired prior to 2009	49,650	56,874

	612,356	431,934
Computers, furniture and fixtures	3,232	2,532

Total property and equipment	615,588	434,466
Accumulated depreciation, depletion and amortization	(194,131)	(183,586)

Net property and equipment	$421,457	$250,880

The costs not subject to amortization include

•	values assigned to unproved reserves acquired,

•	exploration costs such as drilling costs for projects awaiting approved development plans or the determination of whether or not proved reserves can be assigned, and

•	other seismic and geological and geophysical costs.

These costs are transferred to the amortization base when it is determined whether or not proved reserves can be assigned to such properties. This analysis is dependent upon well performance, results of infield drilling, approval of development plans, drilling results and development of identified projects and periodic assessment of reserves. We expect acquisition costs excluded from amortization to be transferred to the amortization base over the next five years due to a combination of well performance and results of infield drilling relating to currently producing assets and the drilling and development of identified projects acquired, such as the Rochelle field. We expect exploration costs not subject to amortization to be transferred to the amortization base over the next three years as development plans are completed and production commences on existing discoveries including the Rochelle and Bacchus projects.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

The following is a summary of our oil and gas properties not subject to amortization as of December 31, 2011:

Costs Incurred in the Year Ended December 31,
	2011	2010	2009	Prior to 2009	Total
Acquisition costs	$45,975	$—	$—	$9,117	$55,092
Exploration costs	43,986	14,101	19,565	40,533	118,185
Capitalized interest	9,833	—	—	—	9,833

Total oil and gas properties not subject to amortization	$99,794	$14,101	$19,565	$49,650	$183,110

During 2011, 2010 and 2009, we capitalized $7.7 million, $9.1 million and $5.8 million, respectively, in certain directly related employee costs. During 2011, 2010 and 2009, we capitalized $10.1 million, $2.0 million and $2.9 million, respectively, in interest.

During 2009, we recorded $31.3 million of impairment through the application of the full cost ceiling test, primarily as a result of steep declines in commodity prices.

Assets Acquisitions

On February 23, 2011, we closed our acquisition of an additional 20% working interest in the Bacchus field for approximately $9.2 million in cash paid at closing and approximately $6.2 million in cash paid in 2012. In addition, we paid capital costs incurred by the seller of $9.4 million. Following the acquisition, we hold an aggregate 30% working interest in the Bacchus field.

Asset Disposition

On October 19, 2010, we completed the Cygnus Sale for $110 million in cash, and recorded a gain of $87 million. The cash proceeds were not burdened by any current taxes payable and are being primarily used to accelerate our development projects.

Note 7 – Goodwill

In connection with the several business acquisitions, we recorded goodwill for the excess of the purchase price over the value assigned to individual assets acquired and liabilities assumed. There have been no changes in goodwill during the year ended December 31, 2011 or 2010.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 8 – Other Assets

Other long-term assets consisted of the following at December 31:

	2011	2010
Debt issuance costs	$17,482	$22,287
Fair market value of long-term portion of derivatives	—	1,296
Other	118	118

	$17,600	$23,701

Debt issuance costs are amortized over the life of the related debt obligation. See Note 10 for additional discussion.

Note 9 – Accrued Expenses

We had the following accrued expenses and other current liabilities outstanding:

	December 31,
	2011	2010
Foreign taxes payable	$406	$4,292
Accrued compensation	760	1,027
Current portion of asset retirement obligations	2,078	6,405
Development asset accrual	6,160	—
Other	1,458	183

	$10,862	$11,907

Note 10 – Debt Obligations

Our debt consisted of the following at December 31:

	2011	2010
Senior term loan, 15% fixed rate, due 2013	$240,349	$161,371
Less: current maturities	(2,350)	(1,600)

Long-term debt	$237,999	$159,771

Standby letters of credit outstanding for abandonment liabilities	$31,724	$31,726

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Principal maturities of debt at December 31, 2011 are as follows:

2012	$2,350
2013	237,999
2014	—
2015	—
2016	—
Thereafter	—

Senior Term Loan

In August 2010, we entered into a credit agreement with Cyan Partners, LP (“Cyan”), as administrative agent, and various lenders for the Senior Term Loan, in the aggregate amount of $150 million, which was subsequently increased to $235 million. We paid $25.4 million in financing costs related to the issuance of the Senior Term Loan. The Senior Term Loan has a three-year term and matures on August 16, 2013.

The Senior Term Loan is a senior obligation and guaranteed by EIC and all of its material subsidiaries. In addition, substantially all of our assets are pledged as collateral to secure the obligations under the Senior Term Loan. Such collateral may also secure certain hedging obligations and reimbursement obligations in respect of letters of credit that may be issued for our account.

The Senior Term Loan obligates us to pay annual cash interest of 12%. In addition, we are obligated to pay an additional 3% in annual interest “in-kind” (“PIK Interest”) through an increase in the outstanding principal amount of the Senior Term Loan. We have the ability to pay the PIK Interest in cash at our option. We paid Cyan certain fees in the aggregate amount of $18 million.

Before August 15, 2012, we may voluntarily prepay any portion of or all amounts outstanding under the Senior Term Loan at 103% of principal. For prepayments on or after August 16, 2012, the additional prepayment fee will be 1% of the principal amount of the amount outstanding under the Senior Term Loan.

The Senior Term Loan permits certain asset sales and the incurrence of additional indebtedness, subject to certain conditions and within specified limits. We are obligated to comply with certain financial covenants, including:

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

•	a specified maximum total leverage ratio (consolidated net indebtedness to consolidated EBITDAX), ranging from 7.85:1.00 at September 30, 2010 to 3.00:1.00 at December 31, 2012 and thereafter;

•

a specified minimum EBITDAX for each four-quarter period, ranging from $20,000,000 for the four-quarter period ending December 31, 2011 to $200,000,000 for the four-quarter period ending June 30, 2013;

•	a minimum Reserve Coverage Ratio, as defined, of not less than 3.00:1.00; and

•	a PDP Coverage Ratio, as defined, of not less than 0.25:1.00 on or prior to March 31, 2012 and not less than 0.50:1.00 after March 31, 2012.

The Senior Term Loan contains various covenants that limit our ability, among other things, to: grant liens; pay dividends; and make investments or loans. We are also obligated to maintain our traditional hedging policies and program. See Note 18 for additional discussion.

The Senior Term Loan also contains customary events of default. If an event of default exists under the Senior Term Loan, the administrative agent has the ability to accelerate the maturity of the loan and exercise other rights and remedies.

In February 2011, we amended our Senior Term Loan due 2013 to increase the security reserved for potential letters of credit from $25 million to $35 million. In July 2011, we secured new letters of credit that allowed us to release the $33 million of restricted cash that served as collateral for previous letters of credit.

In July 2011, we amended our Senior Term Loan to provide for an increase of $75 million in the borrowings available under the Senior Term Loan. In connection with the increase, we drew down the full additional amounts available and our quarterly scheduled amortization payments on the Senior Term Loan increased from $400,000 to $587,500. The other primary provisions of the amendment include:

•

consent and approval by the lenders of the issuance of the 5.5% Convertible Senior Notes and certain conforming amendments with respect to the issuance of those notes, including an increase in the basket available for the issuance of junior debt from $100 million to $135 million;

•	an amendment to the negative pledge provision to allow us to provide up to $10 million of cash margin to secure hedging obligations; and

•	an extension by one additional quarter to the scheduled step up in the minimum secured debt coverage ratio.

See Note 20 “Subsequent Events”, for discussion of an amendment to the Senior Term Loan made subsequent to December 31, 2011 and our repayment of the Senior Term Loan in its entirety.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Junior Facility

In the first quarter of 2010, we entered into the $25 million Junior Facility, which had a maturity date of February 5, 2011, and bore interest at LIBOR plus 8%. We terminated the Junior Facility and repaid the outstanding indebtedness in its entirety on August 16, 2010.

Senior Bank Facility

We had a $225 million Senior Bank Facility, which was subject to a borrowing base limitation with interest of LIBOR plus 1.3%. We terminated the Senior Bank Facility and repaid the outstanding indebtedness in its entirety on August 16, 2010.

Fair Value

The fair value of our outstanding debt obligations was $237 million and $173 million at 2011 and 2010, respectively. The fair values of long-term debt were determined based upon external market quotes for our Senior Notes and Convertible Senior Notes and discounted cash flows for other debt.

Letter of Credit Agreement

On July 25, 2011, we entered into a letter of credit facility agreement (the “LC Agreement”) with Commonwealth Bank of Australia (“CBA”), pursuant to which CBA issued letters of credit to us in the amount of £20.6 million (approximately $35 million as of July 25, 2011). Concurrent with the issuance of the letters of credit, the restrictions on £20.6 million of our restricted cash were removed and the cash returned for general corporate purposes. The letters of credit secure decommissioning obligations in connection with certain of our United Kingdom Continental Shelf Petroleum Production Licences. The LC Agreement provides that we pay a quarterly fee computed at a rate of 4.5% per year on the outstanding amount of each letter of credit issued under the LC Agreement. The LC Agreement contains similar financial covenants and other covenants as the credit agreement governing our Senior Term Loan. The CBA letters of credit are renewable at our option on October 31, 2012 and through the expiration of the LC Agreement on October 31, 2013.

See Note 20 “Subsequent Events”, for discussion of waivers and amendments to the LC Agreement made subsequent to December 31, 2011.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 11 – Income Taxes

(Amounts in thousands)	2011	2010	2009
Net income (loss) before taxes	$(9,805)	$90,159	$(52,041)
Current tax expense	5,926	2,733	(5,739)
Deferred tax expense related to U.K. tax rate change	25,424	—	—
Deferred tax benefit	(4,308)	(2,388)	(20,260)
Foreign currency losses on deferred tax liabilities	—	—	18,882

Total tax expense	27,042	345	(7,117)

Net income (loss) after taxes	$(36,847)	$89,814	$(44,924)

Effective Tax Rate Reconciliation

The following table presents the principal reasons for the difference between our effective tax rates and the United Kingdom statutory income tax rate of 50% in 2009 and 2010 and 62% in 2011.

	Year Ended December 31,
	2011	2010	2009
U.K. tax at statutory rate	$(6,079)	$45,080	$(26,021)
Non-taxable income	—	(54,158)	—
PRT tax	2,141	727	(1,122)
Non-deductible interest expense	12,897	10,710	6,113
RFES supplement	(7,268)	(1,844)	—
U.K. Tax increase from tax law change	25,424	—	(5,400)
Foreign currency (gain) loss on deferred taxes	—	—	18,882
Other	(73)	(170)	431

Total Income Tax Expense	$27,042	$345	$(7,117)

Effective Income Tax Rate	-276%	0%	14%

Deferred Tax Assets and Liabilities

Deferred income taxes result from the net tax effects of temporary timing differences between the carrying amounts of assets and liabilities reflected on the financial statements and the amounts recognized for income tax purposes. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows at December 31:

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

	2011	2010
Deferred tax asset:
Deferred compensation	$956	$761
Unrealized loss on commodity derivative instruments	1,260	936
Asset retirement obligation	—	1,324
Net operating loss and capital loss carryforward	119,591	32,591

Total deferred tax assets	121,807	35,612
Deferred tax liability:
Property, plant and equipment	(222,106)	(105,950)
Asset retirement obligation	(7,550)	—
Petroleum revenue tax, net of tax benefit	(229)	(6,375)
Debt discount	—	(487)
Other	(7,681)	—

Total deferred tax liabilities	(237,566)	(112,812)

Net deferred tax liability	$(115,759)	$(77,200)

Tax Attributes

At December 31, 2011, we had the following tax attributes available to reduce future income taxes:

		As of December 31,
		2011		2010
	Types of Tax Attributes	Years of Expiration	Carry- forward Amount	Years of Expiration	Carry- forward Amount
U.K.
Corporate tax	NOL	Indefinite	$228,701	Indefinite	$81,767
Supplemental Corporate tax	NOL	Indefinite	159,316	Indefinite	40,305

As of December 31, 2011, we believe that no current tax positions that have resulted in unrecognized tax benefits will significantly increase or decrease within the next year.

The following tax years remain subject to examination:

Tax Jurisdiction
U.K.	2010

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 12 – Other Liabilities

Other liabilities included our asset retirement obligations related to the plugging and abandonment of oil and gas properties. The asset retirement obligation is recorded at fair value and accretion expense, recognized over the life of the property, increases the liability to its expected settlement value. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the asset retirement obligation and the asset retirement cost. The following table provides a rollforward of the asset retirement obligations for the year ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
Asset retirement obligations, beginning of year	$42,741	$47,164
Increase due to revised estimates	14,614	2,917
Accretion expense	4,443	4,565
Impact of foreign currency exchange rate changes	430	(2,397)
Payments	(15,256)	(9,508)

Asset retirement obligations, end of year	46,972	42,741
Less: current portion of asset retirement obligations	(2,078)	(6,405)

Long-term asset retirement obligations	$44,894	$36,336

Note 13 – Equity

Common Stock

The Common Stock is £0.10 par value common stock, 10,000 shares authorized.

Endeavour Energy North Sea L.P. (EENSLP) is the immediate parent company. In October of 2009, EENSLP acquired an additional 100 ordinary shares of the company at a premium of $0.7 million per share.

In October of 2010, EENSLP subscribed for an additional 200 ordinary shares of the company at a premium of $0.8 million per share. The company used the proceeds to repay amount due to EIHBV and for general corporate purposes.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 14 – Amounts due to/from Affiliates

Our amounts due (to) from affiliates consisted of the following at December 31:

	2011	2010
Assets:
Working capital receivable due from affiliates	$60,864	$51,536
Note receivables due from affiliates	57,250	57,250

	$118,114	$108,786

Liabilities:
Working capital payables due to affiliates	$(105,920)	$(60,297)

Notes Receivable due from Affiliates

On January 1, 2010, we executed an unsecured revolving loan facility (the “EOC Note Receivable”) with a group undertaking, Endeavour Operating Corporation (“EOC”), the parent company of Endeavour International Holding BV, as borrower. The EOC Note Receivable has a principal amount of $100 million, of which $57.3 million was outstanding at December 31, 2011 and 2010. The EOC Note Receivable earns interest at LIBOR plus 14% and matures on December 31, 2015.

Notes Payable due to Affiliates

We had a $188 million unsecured note due December 31, 2010 with our parent company. Interest was paid quarterly at 6.5%, or as otherwise agreed, and accrued daily. This unsecured loan was repaid in full in August 2010.

Note 15 – Supplementary Cash Flow Disclosures

Cash paid during the period for interest and income taxes was as follows:

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

	Year Ended December 31,
	2011	2010	2009
Interest paid	$23,805	$8,743	$1,588

Income taxes paid (refunded)	$9,427	$(172)	$115

Non-Cash Investing and Financing Transactions

In 2011, 2010 and 2009, we recorded $6.0 million, $1.8 million and $0.0 million, respectively, in non-cash interest expense that was added to the principal balance of the Senior Term Loan.

Note 16 – Financial Instruments

	December 31,		December 31,
	2011		2010
	Fair Value	Carrying Value	Fair Value	Carrying Value
Assets:
Derivative instruments	$1,247	$1,247	$2,005	$2,005
Liabilities:
Debt	236,945	240,349	173,088	161,371

The carrying amounts reflected in the consolidated balance sheets for cash and equivalents, short-term receivables and short-term payables approximate their fair value due to the short maturity of the instruments. The fair values of commodity derivative instruments were determined based upon quotes obtained from brokers. The fair values of long-term debt were determined based upon quotes obtained from discounted cash flows for our other debt.

Note 17 – Fair Value Measurements

We measure the fair value of financial assets and liabilities on a recurring basis, defining fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value is based on assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and the risks inherent in valuation techniques and the inputs to valuations. This includes not only the credit standing of counterparties involved and the impact of credit enhancements but also the impact of our own nonperformance risk on our liabilities. Fair value measurements are classified and disclosed in one of the following categories:

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Level 1:	Fair value is based on actively-quoted market prices, if available.

Level 2:	In the absence of actively-quoted market prices, we seek price information from external sources, including broker quotes and industry publications. Substantially all of these inputs are observable in the marketplace during the entire term of the instrument, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3:	If valuations require inputs that are both significant to the fair value measurement and less observable from objective sources, we must estimate prices based on available historical and near-term future price information and certain statistical methods that reflect our market assumptions.

We apply fair value measurements to certain assets and liabilities including commodity derivative instruments and embedded derivatives relating to conversion and change in control features in certain of our debt instruments. We seek to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The following table summarizes the valuation of our investments and financial instruments by pricing levels as of December 31, 2011:

	Quoted Market Prices	Significant Other	Significant
	in Active Markets -	Observable Inputs -	Unobservable Inputs -	Total
	Level 1	Level 2	Level 3	Fair Value
Oil and gas puts	$—	$1,038	$209	$1,247

Our commodity derivative contracts were measured using models that consider various inputs including current market and contractual prices for the underlying instruments, quoted forward prices for natural gas and crude oil, volatility factors and interest rates, such as a LIBOR curve for a similar length of time as the derivative contract term. The inputs for the fair value models for our oil puts were all observable market data and these instruments have been classified as Level 2. Although we utilized the same option pricing models to assess the fair values of our gas puts, an active futures market does not exist for our U.K. gas derivatives. We based the inputs to the option models for our U.K. gas derivatives on observable market data in other markets to verify the reasonableness of the counterparty quotes. These U.K. gas derivatives are classified as Level 3.

The following is a reconciliation of changes in fair value of net derivative assets and liabilities classified as Level 3:

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

	Year Ended December 31,
	2011	2010
Balance at beginning of period	$792	$—
Total gains or losses (realized/unrealized)
Purchases	1,239	—
Settlements	(1,822)	792

Balance at end of period	$209	$792

Changes in unrealized gains (losses) relating to derivatives assets and liabilities

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are reported at fair value on a nonrecurring basis in our consolidated balance sheets. The following methods and assumptions were used to estimate the fair values:

Goodwill - Goodwill is tested annually at year end for impairment. The first step of that process is to compare the fair value of the reporting unit to which goodwill has been assigned to the carrying amount of the associated net assets and goodwill. Significant Level 3 inputs may be used in the determination of the fair value of the reporting unit, including present values of expected cash flows from operations.

In September 2011, the FASB amended the previously issued guidance on testing goodwill for impairment. The revised guidance provides entities with an option of performing a qualitative assessment prior to calculating the fair value of the reporting unit. The amended guidance is effective for annual and interim goodwill impairment tests that will be performed for fiscal years beginning after December 15, 2011. We do not expect the adoption of this amended guidance for goodwill impairment testing to have an impact on our financial position or on our consolidated financial statements and related disclosures.

When we are required to measure fair value, and there is not a market observable price for the asset or liability, or a market observable price for a similar asset or liability, we generally utilize an income valuation approach. This approach utilizes management’s best assumptions regarding expectations of projected cash flows, and discounts the expected cash flows using a commensurate risk adjusted discount rate. Such evaluations involve a significant amount of judgment since the results are based on expected future events or conditions, such as sales prices; estimates of future oil and gas production; development and operating costs and the timing thereof; economic and regulatory climates and other factors. Our estimates of future net cash flows are inherently imprecise because they reflect management’s expectation of future conditions that are often outside of management’s control. However, assumptions used reflect a market participant’s view of long-term prices, costs and other factors, and are consistent with assumptions used in our business plans and investment decisions.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 18 – Derivative Instruments

We have oil and gas commodity derivatives at December 31, 2011 and 2010. The fair market value of these derivative instruments is included in our balance sheet as follows:

	December 31,
	2011	2010
Derivatives not designated as hedges:
Oil and gas commodity derivatives:
Assets:
Prepaid expenses and other current assets	$1,247	$709
Other assets - long term	—	1,296

	$1,247	$2,005

As of December 31, 2011, our outstanding commodity derivatives covered approximately 304 Mbbl of oil and 548 MMcf of gas cumulative through 2010 and consist of fixed price puts. If all counterparties failed to perform, our maximum loss would be $1.2 million as of December 31, 2011.

The effect of the derivatives not designated as hedges on our results of operations was as follows:

	Year Ended December 31,
	2011	2010	2009
Derivatives not designated as hedges:
Oil and gas commodity derivatives
Realized gains (losses)	$—	$(11,753)	$35,422
Unrealized gains (losses)	(3,050)	10,943	(43,791)

	$(3,050)	$(810)	$(8,369)

The effect of derivatives designated as cash flow hedges on our results of operations and other comprehensive income was as follows:

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

		Year Ended December 31,
	Location of Reclassification into Income	2011	2010	2009
Interest rate swap
(Gain) loss reclassified from accumulated other comprehensive income into income	Interest expense	—	—	1,194

We did not exclude any component of the hedging instruments’ gain or loss when assessing effectiveness. The ineffective portion of the hedges is not material for the periods presented and is included in other income (expense).

During 2007, we entered into an interest rate swap with for a notional amount of $37.5 million whereby we paid a fixed rate of 5.05% and received three-month LIBOR through November 2009.

Note 19 – Commitments and Contingencies

General

The oil and gas industry is subject to regulation by federal, state and local authorities. In particular, oil and gas production operations and economics are affected by environmental protection statutes, tax statutes and other laws and regulations relating to the petroleum industry. We believe we are in compliance with all federal, state and local laws, regulations applicable to Endeavour and its properties and operations, the violation of which would have a material adverse effect on us or our financial condition.

Rig Commitments

We have previously disclosed a potential commitment on a drilling rig in our North Sea operations relating to a dispute with the rig operator. On June 6, 2011, we entered into a settlement agreement with the rig operator whereby the parties were mutually released from all future claims. We incurred costs of $14 million related to the settlement, which are included in capital expenditures.

We also have a rig commitment for the drilling of the two Rochelle production wells in the spring of 2012.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Operating Leases

At December 31, 2011, we have leases for office space and equipment with lease payments as follows:

2012	$632
2013	329
2014	329
2015	329
2016	329

Note 20– Subsequent Events

Pending Acquisitions

On December 23, 2011, we entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited, subsidiaries of ConocoPhillips (collectively, the “Sellers”), to acquire their interest in three producing U.K. oil fields in the Central North Sea for $330 million (the “COP Acquisition”).

On May 31, 2012, we closed a portion of the COP Acquisition consisting of an additional 23.43% interest in the Alba field increasing our total working interest in the Alba field to 25.68%. The Alba field portion of the COP Acquisition was closed for aggregate cash consideration of approximately $219.6 million.

Upon the closing of the Alba field portion of the COP acquisition, the net proceeds from the offering of our Senior Notes due 2018 were released from escrow. We used approximately $205 million of the net proceeds from the sale of the notes together with approximately $14 million of borrowings under our revolving credit facility (the “Revolving Credit Facility”) with Cyan Partners, LP (“Cyan”), as administrative agent and the other lenders party thereto, to fund the cash consideration for the acquisition of the Alba Property. Additional information on these related financing transactions is discussed in Note 10.

The acquisition of the additional interest in the Alba field will be accounted for using the business combination method.

The remaining producing assets to be acquired included a 40% net working interest in the MacCulloch field and an 18% net working interest in the Nicol field. In connection with closing the acquisition of the Alba Property separately from the other two fields, we paid an additional $2 million deposit to the Sellers, bringing our total deposit relating to the remaining properties to $10 million. Our acquisition of these assets was originally required to occur by October 31, 2012 but was subsequently extended to December 14, 2012.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

After substantial effort and extensions, the Company, the sellers and the other co-venturers were unable to reach the unanimous agreement and consent required to transfer the interests in the two fields due to failure to agree on certain commercial terms related to the future timing and amount of collateral required to be posted for future decommissioning costs.

As a result of the parties being unable to reach agreement to enable the transfers to occur, the Purchase Agreement terminated in accordance with its terms on December 14, 2012. The sellers are entitled to retain the $10 million deposit originally paid to them by the Company.

Reimbursement Agreements

Subsequent to December 31, 2011, we entered into three reimbursement agreements related to abandonment liabilities for certain of our U.K. oil and gas properties. Under these agreements, unaffiliated third parties pledged cash to secure letters of credit covering certain of our abandonment liabilities and we agreed to reimburse the pledged cash in the event that the letters of credit are drawn and pledged cash is utilized to satisfy the commitment. We have no cash collateral associated with the reimbursement agreements and the commitments under the reimbursement agreements are not recorded as liabilities. The associated abandonment obligations are recorded in other long-term liabilities as part of our asset retirement obligations. Fees and expenses related to the reimbursement agreements are included in other expenses on our condensed consolidated statement of operations.

One of the reimbursement agreements, covering approximately $33 million relates to our decommissioning obligations at the Ivanhoe, Rob Roy, Hamish (collectively, “IVRRH”), Renee and Rubie fields where we are currently paying certain asset retirement costs. We pay a fee of 11.5% per year, computed based on the outstanding amount of each letter of credit (capitalized quarterly and payable upon release of the letters of credit). We are also required to pay a fee equal to 1% of the outstanding letters of credit on May 22, 2013 (the expiration date of the letters of credit). Concurrent with the issuance of the reimbursement agreement, the restrictions on our previously restricted cash were removed, the cash was returned to us, and our letter of credit facility agreement was extinguished. We unconditionally guarantee the obligations under the reimbursement agreement, but our reimbursement obligations are unsecured. In connection with this reimbursement agreement, EIC issued warrants to purchase two million shares of EIC’s common stock, with an exercise price of $10.50 per share, to the investors.

This initial reimbursement agreement was terminated in January 2013 and replaced with a second reimbursement agreement covering the same amount of decommissioning obligations and matures in July 2014. The replacement agreement provides that we must pay a quarterly fee computed at a rate of 9% per year on the outstanding amount of each letter of credit, along with an initial fee equal to 1% on the initial outstanding amount of each letter of credit and a fee of

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

2% on the outstanding amount of each letter of credit upon termination. In addition, we agree a fee equal to 0.65% per year of the aggregate balance of any outstanding letters of credit. We unconditionally guarantee the obligations under the reimbursement agreement, but our reimbursement obligations are unsecured. In connection with this reimbursement agreement, EIC issued warrants to purchase one million shares of EIC’s common stock, with an exercise price of $7.31 per share, to the investor.

The third reimbursement agreement covers approximately $120 million related to our decommissioning obligations for the Alba field. We pay a fee of 13% per year, payable quarterly, computed based on the outstanding amount of each letter of credit. We have agreed to procure the release of the pledged cash securing the letter of credit on or before December 31, 2013 (the expiration date of the letter of credit). In addition, our obligations under the reimbursement agreement are secured on a pari passu basis with our obligations under the Revolving Credit Facility by a first lien on substantially all of our assets. As of September 30, 2012, we do not expect to begin decommissioning activities for the Alba field for many years. The timing of decommissioning activities will be determined by the ultimate performance and life of the reservoir.

The third reimbursement agreement and associated letters of credit supporting our abandonment liabilities expire during 2013. Upon expiration, we may either enter into new facilities or pledge our own cash to secure new letters of credit for our abandonment liabilities. We are engaged in the bank syndication process to put a new revolving credit facility in place that will encompass both our existing Revolving Credit Facility (discussed below) and replace this reimbursement agreement at an appropriate time in the future.

Letter of Credit Agreement

Subsequent to December 31, 2011 and concurrent with the issuance of the reimbursement agreement, the restrictions on our previously restricted cash were removed, the cash was returned to us, and our letter of credit facility agreement was extinguished.

U.K. Tax Law Changes

Subsequent to December 31, 2011, we entered into waivers and amendments for our letter of credit facility agreement with CBA. The primary provisions include (i) an amendment and waiver for certain existing financial covenants, including the minimum EBITDAX covenant and (ii) CBA’s consent to the issuance of up to $525 million of senior unsecured notes, and the escrow of the proceeds therefrom, including the exclusion of such proceeds from any requirement to grant a security interest in favor of CBA and the exclusion of the notes from the financial covenant calculations while the proceeds are held in escrow. The waiver includes express provisions to enable us to complete our previously disclosed acquisition of North Sea assets from several subsidiaries of ConocoPhillips.

Loans to Affiliates

On May 31, 2012, we entered into a $550 million unsecured Revolving Intercompany Loan Agreement with EOC (“EOC Intercompany Loan”). We may borrow up to the maximum principal amount of the facility, at the discretion of EOC. We borrowed $500 million under the

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

facility in conjunction with the repayment of the Senior Term Loan and the closing of the Alba field portion of the COP Acquisition. We may drawdown one or more advances, subject to approval by EOC, and may repay any advance, in whole or in part, at any time prior to its maturity, December 31, 2017.

Interest will be paid semi-annually at a rate consistent with EIC’s weighted average cost of funds, as determined by EOC. This rate is determined on each semi-annual interest payment date. As of May 31, 2012, the interest rate was 12% per annum.

Guarantees

On February 23, 2012, EIC, the company’s ultimate parent company, entered into an Indenture (the “First Priority Indenture”) with the subsidiary guarantors party thereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “First Priority Trustee”) and collateral agent, relating to the issuance and sale of $350,000,000 in aggregate principal amount of EIC’s 12% First Priority Notes due 2018 (the “First Priority Notes”), subsequently increased by an additional $54 million aggregate principal amount.

Also on February 23, 2012, EIC concurrently entered into an Indenture (the “Second Priority Indenture,” and together with the First Priority Indenture, the “Indentures”) with the Guarantors, Wilmington Trust, National Association, as trustee (the “Second Priority Trustee,” and together with the First Priority Trustee, the “Trustees”), and Wells Fargo Bank, National Association, as collateral agent, relating to the issuance and sale of $150,000,000 in aggregate principal amount of EIC’s 12% Second Priority Notes due 2018 (the “Second Priority Notes,” and together with the First Priority Notes, the “2018 Notes”).

The First Priority Notes and related guarantees are secured by first-priority liens on (1) 65% of our capital stock and all of EIC’s future first-tier foreign subsidiaries and (2) the EOC Intercompany Loan and all future intercompany indebtedness owing by any of the EIC’s foreign subsidiaries to EIC or any of its domestic subsidiaries (collectively, the “Collateral”). The Second Priority Notes and related guarantees will be secured by second priority liens on the Collateral.

The Indentures restrict the Company’s and its restricted subsidiaries’ ability to: (i) pay distributions or repurchase or redeem the Company’s capital stock or subordinated debt; (ii) make certain investments; (iii) incur additional indebtedness (iv) create or incur certain liens; (v) sell assets; (vi) consolidate, merge or transfer all or substantially all of the Company’s assets; (vii) enter into agreements that restrict distributions from the Company’s restricted subsidiaries to the Company; (viii) engage in transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications, including that certain of the covenants will be terminated if at any time no default has occurred and is continuing and either series of the 2018 Notes, as applicable, receives an investment grade rating from both Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.

Amendment to Senior Term Loan

Subsequent to December 31, 2011, we entered into an amendment to the Senior Term Loan, where the primary provisions included the (i) consent and approval for EIC to issue up to $500 million of senior unsecured notes, (ii) exclusion of up to $500 million of senior unsecured notes, if any, from certain financial covenants and (iii) amendments to certain existing financial covenants, including a reduction in the minimum consolidated EBITDAX requirement to $20,000,000 for each of the test periods ended December 31, 2011 and March 31, 2012 and an extension of the increase in the minimum PDP coverage ratio from 0.25:1.00 to 0.50:100 after March 31, 2012.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Revolving Credit Facility

On April 12, 2012, we entered into a $100 million Credit Agreement (the “Revolving Credit Facility”), with Cyan, as administrative agent, and borrowed $40 million. The Revolving Credit Facility matures on October 12, 2013.

Prior to the termination of the Senior Term Loan, the closing of the COP Acquisition and certain other conditions, borrowings under the Revolving Credit Facility were limited to $40 million and incurred interest at a rate of 12% per year, with an additional 3% payment-in-kind. After the termination of the Senior Term Loan and the closing of the COP Acquisition, borrowings under the Revolving Credit Facility bear interest at a rate of 13% per year.

On May 31, 2012, we entered into a First Amendment to the Revolving Credit Facility, providing for an increase in the amount available for borrowing under the Revolving Credit Facility from $40 million to $100 million upon closing of the acquisition of the Alba field portion of the COP Acquisition. In connection with the closing of the acquisition of the Alba property, we drew down the additional $60 million available for borrowing. The First Amendment to the Revolving Credit Facility contained certain amendments allowing us to enter certain reimbursement agreements discussed above.

On September 27, 2012, we increased the amount available for borrowing under the Revolving Credit Facility to $125 million. In connection with the increase, we agreed to pay a fee of $1.25 million to Cyan Partners, LP. The Founding Partner and Chief Investment Officer of Cyan Partners, LP is a member of the Board of Directors of EIC.

On September 28, 2012, we borrowed an additional $15 million under the Revolving Credit Facility.

The aggregate amount available under the Revolving Credit Facility may be increased up to $150 million with the consent of the lenders representing at least a majority of the borrowings then outstanding under the Revolving Credit Facility and may be increased in excess of $150 million with the consent of the lenders representing at least two-thirds of the borrowings then outstanding under the Revolving Credit Facility. Such borrowings may be repaid at any time without premium. The Revolving Credit Facility contains certain covenants including, but not limited to, restrictions on the Company’s and its restricted subsidiaries’ ability to:

•	pay distributions or repurchase or redeem the Company’s capital stock or subordinated debt;

•	make certain investments;

•	incur additional indebtedness;

•	create or incur certain liens;

•	sell assets;

•	consolidate, merge or transfer all or substantially all of the Company’s assets;

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

•	enter into agreements that restrict distributions from the Company’s restricted subsidiaries to the Company;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications.

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Note 21 - Supplemental Oil and Gas Disclosures (Unaudited)

Capitalized Costs Relating to Oil and Gas Producing Activities
	2011	2010
Proved	$429,246	$346,915
Unproved	183,110	85,019

Total capitalized costs	612,356	431,934
Accumulated depreciation, depletion and amortization	(192,027)	(182,158)

Net capitalized costs	$420,329	$249,776

Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities
	2011	2010	2009
Year Ended December 31, 2011:
Acquisition costs:
Proved	$2,595	$—	$7,589
Unproved	46,107	1,184	1,450
Exploration costs	51,820	50,328	49,937
Development costs	79,898	22,047	11,443

Total costs incurred	$180,420	$73,559	$70,419

Results of Operations for Oil and Gas Producing Activities
	2011	2010	2009
Year Ended December 31, 2011:
Revenues	$41,754	$60,501	$60,665
Production expenses	8,622	11,086	16,911
DD&A	14,312	22,020	31,914
Impairment of oil and gas properties	—	—	31,332
Income tax expense (benefit)	11,104	13,698	(9,746)

Results of activities	$7,716	$13,697	$(9,746)

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Oil and Gas Reserves

Proved reserves are estimated quantities of oil, gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods. The reserve volumes presented are estimates only and should not be construed as being exact quantities. These reserves may or may not be recovered and may increase or decrease as a result of our future operations and changes in economic conditions. Our oil and gas reserves were audited by independent reserve engineers at December 31, 2011, 2010 and 2009.

In the fourth quarter of 2009, we adopted revised oil and gas reserve estimation and disclosure requirements. The primary impact of the new disclosures is to conform the definition of proved reserves to the SEC Modernization of Oil and Gas Reporting rules, which were issued by the SEC at the end of 2008. The accounting standards update revised the definition of proved oil and gas reserves to require that the average, first-day-of-the-month price during the 12-month period before the end of the year rather than the year-end price, must be used when estimating whether reserve quantities are economical to produce. This same 12-month average price is also used in calculating the aggregate amount of (and changes in) future cash inflows related to the standardized measure of discounted future net cash flows. The rules also allow for the use of reliable technology to estimate proved oil and gas reserves if those technologies have been demonstrated to result in reliable conclusions about reserve volumes. The unaudited supplemental information on oil and gas exploration and production activities for 2011, 2010 and 2009 have been presented in accordance with the new reserve estimation and disclosure rules, which may not be applied retrospectively.

	2011	2010	2009
Proved Oil Reserves (MBbls):
Proved reserves at beginning of year	3,664	3,348	2,131
Production	(373)	(545)	(690)
Purchases of reserves	303	—	—
Extensions and discoveries		457	1,209
Revisions of previous estimates	466	404	698

Proved reserves at end of year	4,060	3,664	3,348

Proved Developed Oil Reserves (MBbls)	1,270	1,240	1,381

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

	2011	2010	2009
Proved Gas Reserves (MMcf):
Proved reserves at January 1, 2009	56,177	78,316	27,130
Production	(94)	(3,071)	(3,743)
Purchases of reserves	90	—	—
Sales of reserves in place	—	(51,522)	—
Extensions and discoveries	—	26,692	52,895
Revisions of previous estimates	(5,450)	5,762	2,034

Proved reserves at December 31, 2009	50,723	56,177	78,316

Proved Developed Gas Reserves (MMcf)	795	555	4,329

	2011	2010	2009
Proved Reserves (MBOE):
Proved reserves at December 31, 2008	13,027	16,401	6,653
Production	(389)	(1,057)	(1,314)
Extensions and discoveries	—	4,906	10,025
Purchase of proved reserves, in place	318	—	—
Sales of reserves	—	(8,587)	—
Revisions of previous estimates	(442)	1,364	1,037

Proved reserves at December 31, 2009	12,514	13,027	16,401

Proved Developed Reserves (MBOE)	1,402	1,333	2,103

Standardized Measure of Discounted Future Net Cash Flows

Future cash inflows and future production and development costs are determined by applying average 12-month pricing for 2011, 2010 and 2009. Oil, gas and condensate prices are escalated only for fixed and determinable amounts under provisions in some contracts. Estimated future income taxes are computed using current statutory income tax rates where production occurs. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

At December 31, 2011 and 2010, the prices used to determine the estimates of future cash inflows were as follows:

	December 31,
	2011		2010
	Oil	Gas	Oil	Gas
United Kingdom ($/Barrel)	110.77	8.75	79.37	6.58

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Estimated future cash inflows are reduced by estimated future development, production, abandonment and dismantlement costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Income tax expense, both U.S. and foreign, is calculated by applying the existing statutory tax rates, including any known future changes, to the pretax net cash flows giving effect to any permanent differences and reduced by the applicable tax basis. The effect of tax credits is considered in determining the income tax expense.

The standardized measure of discounted future net cash flows is not intended to present the fair market value of our oil and gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs, an allowance for return on investment and the risks inherent in reserve estimates.

Standardized Measure of Discounted Future Net Cash Flows
	2011	2010
Future cash inflows	$941,208	$704,073
Future production costs	(144,106)	(101,660)
Future development costs	(306,628)	(374,380)
Future income tax expense	(238,111)	(72,870)

Future net cash flows (undiscounted)	252,363	155,163
Annual discount of 10% for estimated timing	37,250	81,613

Standardized measure of future net cash flows	$215,113	$73,550

Endeavour Energy UK Limited

Notes to Consolidated Financial Statements

(Amounts in thousands, except per unit data)

Principal Sources of Change in the Standardized Measure of Discounted Future Net Cash Flows
	2011	2010	2009
Standardized measure, beginning of period	$73,550	$49,192	$30,269
Net changes in prices and production costs	155,630	83,525	(25,766)
Future development costs incurred	66,156	19,259	11,189
Net changes in estimated future development costs	13,359	(38,039)	(90,248)
Revisions of previous quantity estimates	(18,771)	20,870	21,854
Extensions and discoveries	—	75,066	132,897
Accretion of discount	15,050	1,979	5,429
Changes in income taxes, net	(136,157)	(35,306)	(1,053)
Sale of oil and gas produced, net of production costs	(33,083)	(49,415)	(43,754)
Purchased reserves	26,340	—	—
Sales of reserves in place	—	(63,448)	—
Change in production, timing and other	53,039	9,867	8,375

Standardized measure, end of period	$215,113	$73,550	$49,192